Exhibit 99.1

For Immediate Release

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NATROL COMPLETES SALE OF REAL ESTATE

Approximately $12 Million in Net Proceeds To Finance Strategic Initiatives

CHATSWORTH, CA, April 5, 2007 – Natrol, Inc. (Nasdaq: NTOL), a premier manufacturer and marketer of nationally branded nutritional products, today announced that it has closed on a sale/leaseback transaction with an affiliate of TA Associates Realty for its corporate headquarters and shipping facilities, both located in Chatsworth, California.  The sale price of the real estate was $26 million.  After paying off the associated mortgage debt, taxes and expenses that relate to the transaction, the Company received approximately $12 million in free cash at closing.

“During the last year, we have been a disciplined company, building profits quarter by quarter,” said Wayne Bos, Natrol’s President and CEO when making the announcement.  “We unlocked a hidden asset, our real estate.  Twelve million dollars equates to approximately 30% of our current market capitalization.  We believe that releasing the cash will help us drive capitalization up by utilizing what was a dormant resource to stimulate growth.  We believe this will benefit our shareholders.  We understand the importance of leveraging the cash generated to make the type of strategic investments to drive top line growth and meaningful profits.”

The Company will continue to occupy the two facilities, leasing back the space at market rates for a 5-year term, with two 5-year renewal options.  Approximately half of the gain on the sale will be recorded in the second quarter of 2007.  The remainder will be amortized over 5 years and will offset rental expenses per US GAAP rules.

About Natrol – Nourishing the Potential of Mind and BodySM

Natrol, Inc. (Nasdaq: NTOL), headquartered in Chatsworth, CA, has a portfolio of health and wellness brands representing quality nutritional supplements, functional herbal teas, and sports nutrition products.  Established in 1980, Natrol’s portfolio of brands includes:  Natrol®, Prolab®, Laci Le Beau®, Nu Hair®, Shen Min®, Promensil® and Trinovin®.  The Company also manufactures supplements for its own brands and on behalf of third parties.

Natrol distributes products nationally through more than 54,000 retailers, as well as internationally in over 40 other countries through distribution partners and a wholly owned subsidiary in the UK.  Natrol’s dedication to quality is evidenced by its commitment to high manufacturing standards, earning the company an “A” rating from the Natural

Products Association’s Good Manufacturing Practices (“GMP”) Certification Program–a designation achieved by less than ten percent of U.S. nutrition companies.  For more information, visit www.Natrol.com.

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  As a result of a number of factors, our actual results could differ materially from those set forth in the forward looking statements.  Certain factors that might cause our actual results to differ materially from those in the forward looking statements include, without limitation: (i) our ability to develop and execute our business plans, (ii) our ability to response to competitive challenges and changing consumer preferences, (iii) our ability to consummate and integrate acquisitions, (iv) greater than expected product returns, (v) increased competition, (vi) unfavorable publicity about dietary supplements in general or regarding our products or similar products sold by others, (vii) our exposure to product liability claims, (viii) natural disasters involving our manufacturing and warehouse facilities, (ix) our ability to continue to obtain raw materials for our Ester-C® line of products, (x) our dependence upon certain large customers, and (xi) our ability to retain and attract talented management and other key employees, as well as those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and in our other filings with the Securities and Exchange Commission.